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                                                                      EXHIBIT 2A





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                             ACQUISITION AGREEMENT


                                    Between


                        NORTH AMERICAN CHEMICAL COMPANY


                                      and


                             NATEC RESOURCES, INC.





                           Dated as of April 5, 1995





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                               TABLE OF CONTENTS

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                                                        ARTICLE 1

                                               SALE AND PURCHASE OF SHARES

1.1      Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.2      Purchase Price and Payment for Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         (a)  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         (b)  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         (c)  Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         (d)  Assumption of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.3      Transactions on the Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2


                                                        ARTICLE 2

                                                 CLOSING AND TERMINATION

2.1      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
2.2      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5


                                                        ARTICLE 3

                                        REPRESENTATIONS AND WARRANTIES OF SELLER

3.1      Corporate Organization and Authority of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
3.2      Corporate Organization and Authority of
          the Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
3.3      Subsidiaries and Equity Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
3.4      Ownership of Membership Interests and Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
3.5      Capitalization of the Companies; Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
3.6      No Violation; Creditor Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
3.7      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
3.8      The Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
3.9      Seller Reports; Financial Statements; Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
3.10     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
3.11     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
3.12     Absence of Change or Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
3.13     Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
3.14     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
3.15     Seller's Best Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

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                                                        ARTICLE 4

                                         REPRESENTATIONS AND WARRANTIES OF BUYER

4.1      Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
4.2      Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
4.3      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
4.4      Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14


                                                        ARTICLE 5

                                             CERTAIN COVENANTS AND AGREEMENTS
                                                   OF SELLER AND BUYER

5.1      Conduct of Business Prior to the Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
5.2      Tax Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
5.3      Expenses and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
5.4      Access to Information and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
5.5      No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
5.6      Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
5.7      Shareholder Approvals and Best Efforts; Reimbursement of Expenses  . . . . . . . . . . . . . . . . . . . .   20
5.8      CRSS Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21


                                                        ARTICLE 6

                                              CONDITIONS PRECEDENT OF BUYER

6.1      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
6.2      Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
6.3      No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
6.4      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22


                                                        ARTICLE 7

                                              CONDITIONS PRECEDENT OF SELLER

7.1      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
7.2      Opinion of Buyer's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
7.3      No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
7.4      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
7.5      Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
7.6      Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
7.7      Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
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                                                        ARTICLE 8

                                                     INDEMNIFICATION

8.1      Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
8.2      Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
8.3      Characterization of Indemnity Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
8.4      Remedies Exclusive . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
8.5      Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26


                                                        ARTICLE 9

                                               SURVIVAL OF REPRESENTATIONS,
                                                WARRANTIES AND COVENANTS

9.1      Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28


                                                        ARTICLE 10

                                                      MISCELLANEOUS

10.1      Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
10.2      Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
10.3      Mutual Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
10.4      Capital Expenditure Program . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.5      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.6      Governing Law and Consent to Jurisdiction;
           Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
10.7      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.8      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.9      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.10     Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.11     Binding Effect; Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.12     Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
10.13     Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
10.14     Certain References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32




Schedule 1.2(c)(i)                Included Assets
Schedule 1.2(c)(ii)               Excluded Assets
Schedule 1.2(d)                   Assumed Liabilities
Schedule 1.3(a)(v)                Bill of Sale
Schedule 1.3(a)(vi)               Assumption Agreement
Schedule 1.3(a)(vii)              Security Agreement
Schedule 1.3(b)(iv)(A)            Deed of Trust
Schedule 1.3(b)(iv)(B)            Permitted Lien Exceptions and Exclusions
Schedule 3.2                      Jurisdictions in which the Company is
                                  qualified to do business
Schedule 3.3                      List of Subsidiaries
Schedule 3.5                      Capitalization of the Companies; Ownership
Schedule 3.6                      No Violations
Schedule 3.7                      List of Litigations

Schedule 3.8                      Encumbrances on Personal Property
Schedule 3.9                      Financial Statements
Schedule 3.10                     Tax Issues
Schedule 3.12                     Absence of Change or Event
Schedule 3.13(a)                  Non-Compliance with Law
Schedule 3.13(b)                  List of Permits
Schedule 4.3                      No Violation
Schedule 5.8                      CRSS Released Obligations

Schedule 6.2                      Opinion of Seller's Counsel
Schedule 7.2                      Opinion of Buyer's Counsel
Schedule 10.4                     Capital Expenditure Program

Exhibit A-1                       Best Efforts of CRSS Inc.
Exhibit A-2                       CRSS Inc. Guaranty
Exhibit B                         Note
Exhibit C                         FIRPTA Certificate of Seller
Exhibit 10.3-1                    General Release
Exhibit 10.3-2                    General Release

                 ACQUISITION AGREEMENT dated as of April 5, 1995 (herein, together with the Schedules and Exhibits attached hereto, referred to as the "Agreement") between NORTH AMERICAN CHEMICAL COMPANY, a Delaware corporation ("Buyer"), and NATEC RESOURCES, INC., a Utah corporation (the "Seller").


                             W I T N E S S E T H :


                 WHEREAS, Seller is the beneficial and record holder of all of the shares of capital stock (the "NMI Shares") of Natec Minerals, Inc., a Delaware corporation ("NMI") engaged in the business (the "NMI Business") of the ownership of membership interests in the White River Nahcolite Minerals Limited Liability Company ("White River"); and

                 WHEREAS, Seller is the beneficial and record holder of all of the shares of capital stock (the "OXA Shares") of Oldexaer, Inc., a Delaware corporation ("OXA") engaged in the business (the "OXA Business") of the ownership of membership interests in White River;

                 WHEREAS, NMI and OXA are henceforth collectively referred to as the "Companies" and the NMI shares and the OXA Shares are henceforth collectively referred to as the "Shares";

                 WHEREAS, Seller wishes to sell and Buyer wishes to purchase the Shares upon the terms of this Agreement;

                 WHEREAS, Seller wishes to sell, transfer and convey to Buyer all of its assets, other than the Excluded Assets (as defined below) and certain designated liabilities as further described below, all such transferred assets and liabilities being used in the business conducted by White River (the use of such assets and liabilities in such business, collectively with the NMI Business and the OXA Business, is hereinafter referred to as the "Business");

                 WHEREAS, Buyer wishes to acquire said assets and assume said liabilities; and

                 WHEREAS, CRSS Inc., which effectively controls approximately 52% of the voting interests of Seller, has agreed pursuant to and subject to the terms of a letter executed simultaneously herewith, a copy of which is attached hereto as Exhibit A-1, to vote in favor of the transactions contemplated hereby and has agreed pursuant to a letter executed simultaneously herewith, a copy of which is attached hereto as Exhibit A-2, to guarantee certain of Seller's obligations hereunder.

                 NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1

                     SALE AND PURCHASE OF SHARES AND ASSETS

                 1.1      Sale of Shares.  At the Closing provided for in
Section 2.1, Seller shall sell the Shares to Buyer and Buyer shall purchase the Shares for the purchase price provided in Section 1.2.

                 1.2      Purchase Price and Payment for Shares.

                 (a) Purchase Price. The purchase price for the Shares and the Assets (as defined below) is $10,000,000, payable on the terms and conditions set forth below (the "Purchase Price").

                 (b) Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows. At the Closing, Buyer shall deliver to Seller $6,000,000 in immediately available funds by wire transfer to an account designated by Seller at least two business days prior to the Closing Date (the "Cash Consideration"). In addition, Buyer shall deliver to Seller at the Closing a non-negotiable note in the amount of $4,000,000, bearing no interest, in the form of Exhibit B attached hereto (the "Note").

                 (c)      Sale of Assets.  At the Closing provided for in
Section 2.1, Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase all of the assets of Seller, each of which is set forth in Schedule 1.2(c)(i) attached hereto, other than the assets set forth on Schedule 1.2(c)(ii), each of which shall be retained by Seller (the "Excluded Assets") (said assets of Seller being so sold, transferred, conveyed, assigned and delivered (other than the Excluded Assets) are hereinafter referred to as the "Assets").

                 (d) Assumption of Certain Liabilities. At the Closing provided for in Section 2.1, Seller shall delegate and Buyer shall assume those liabilities set forth on Schedule 1.2(d) attached hereto (the "Assumed Liabilities"), it being understood and agreed that Buyer shall assume no other liabilities or obligations of Seller hereunder, and that any liabilities of the Companies shall remain as liabilities of the Companies.

                 1.3 Transactions on the Closing Date. (a) At the Closing, Seller will deliver to Buyer the following:

                          (i) stock certificates, in form suitable for transfer, registered in the name of Seller, evidencing the Shares, endorsed in blank or with an executed blank stock





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
         transfer power attached, and with all necessary stock transfer tax stamps attached thereto;

                           (ii) all stock certificates, stock books, stock transfer ledgers, minute books and the corporate seals of each of the Companies;

                          (iii) resignations of the directors and officers of each of the Companies;

                           (iv) each of the certificates and documents contemplated by Article 6;

                            (v)   a bill of sale, substantially in the form of
         Schedule 1.3(a)(v) attached hereto (the "Bill of Sale");

                           (vi) an assignment and assumption agreement, substantially in the form of Schedule 1.3(a)(vi) attached hereto (the "Assumption Agreement"), and, where required for such assignment and assumption, the consent or waiver of any third party, such consents and waivers in each case to be in form and substance reasonably satisfactory to Buyer; and

                          (vii) the Security Agreement substantially in the form of Schedule 1.3(a)(vii) (the "Security Agreement").

                 (b) At the Closing, Buyer will deliver to Seller the following:

                            (i)   the Cash Consideration and the Note in
         accordance with Section 1.2 above;

                           (ii) each of the certificates and documents contemplated by Article 7;

                          (iii)   the Assumption Agreement; and

                           (iv) (1) the Security Agreement, (2) the Deed of Trust substantially in the form of Schedule 1.3(b)(iv)(A), and (3) such other agreements and UCC filings as may be mutually agreed upon to create, perfect, or allow a first priority perfected security interest in, assignment of, and lien on all of the assets of White River with the exception of Permitted Lien Exceptions (collectively, the "Security Documents"). As used herein, the term "Permitted Lien Exceptions" shall mean (i) those assets of White River which, as a matter of law, require notice to or the consent or approval of a governmental or a quasi-governmental authority to the assignment thereof or to create a first priority perfected security interest therein and those assets of White River constituting contract rights and other general intangibles which require the notice to or consent or approval of a third party to the assignment thereof or the grant of a first priority perfected security interest therein (it being understood and agreed that Buyer shall cooperate with Seller after the Closing in sending notices in those instances where the absence of said notice results in a Permitted Lien Exception and where Seller reasonably requests that such notice be given) and
         (ii) Permitted Liens. As used herein, the term "Permitted Liens" shall mean, with respect to any person: (i) pledges or deposits under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or U.S. Government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) liens imposed by law, such as carriers', warehousemen's and mechanics' liens or other liens arising out of judgments or awards against such person with respect to which such person shall then be prosecuting an appeal or other proceedings for review; (iii) liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (iv) liens in favor of issuers of performance bonds issued pursuant to the request of and for the account of such person in the ordinary course of its business; (v) survey exceptions, encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of such person; (vi) any lien arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings, but only if and so long as execution or enforcement thereof is not unstayed for more than 90 days; (vii) liens existing on November 19, 1992; (viii) any lien securing purchase money indebtedness but only if, in the case of each such lien, (A) such lien shall at all times be confined to the property or asset the purchase price of which was financed through the incurrence of the purchase money indebtedness secured by such lien and to fixed improvements thereafter erected on such property or asset and
         (B) such lien attached to such property or asset within 90 days of the acquisition of such property or asset; and (ix) any lien constituting a renewal, extension or replacement of a Lien constituting a Permitted Lien by virtue of clause (vi), (vii), (viii) or (ix) of this definition; provided that Permitted Lien Exceptions shall not include any of the matters described on Schedule 1.3(b)(iv)(B).

                                   ARTICLE 2

                            CLOSING AND TERMINATION

                 2.1 Closing. The closing of the transactions provided for herein (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, at 10:00 A.M. (local time) on the fifth business day after the receipt of shareholder approval referred to in Section 7.5 hereof (the "Closing Date") or at such other place, time and date as may be agreed upon by Buyer and Seller.

                 2.2 Termination. Anything contained in this Agreement other than in this Section 2.2 to the contrary notwithstanding, this Agreement may be terminated in writing at any time:

                 (a) without liability on the part of any party hereto by mutual consent of Buyer and Seller;

                 (b) without liability (except as set forth in Section 2.3) on the part of any party hereto (unless occasioned by reason of a breach by any party hereto of any of its representations, warranties or obligations hereunder) by either Buyer or Seller, if the Closing shall not have occurred on or before August 31, 1995 (or such later date as may be agreed upon in writing by the parties hereto);

                 (c) by Buyer, if Seller shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived and Seller shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date; or

                 (d) by Seller, if Buyer shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived and Buyer shall not have provided reasonable assurance that such breach will be cured on or before the Closing Date.

                 2.3 Buyer's Expenses. Seller hereby agrees to pay to Buyer an amount equal to the out-of-pocket expenses incurred by Buyer in connection with the transactions contemplated hereby, up to a maximum amount of $250,000, if this Agreement is terminated (i) by Buyer pursuant to Section 2.2(c), in which case said payment shall constitute Buyer's sole and exclusive remedy; provided, however, that said $250,000 maximum shall not apply in the case of an Intentional Breach (as defined in Article 8 hereof) by Seller, or (ii) by Buyer or Seller pursuant to Section 2.2(b), but only if the shareholder approval referred to in Section 7.5 shall not have been obtained or if the Fairness Opinion (as defined in Section 7.6) shall have been withdrawn, in which case said payment shall constitute Buyer's sole and exclusive remedy. Such reimbursement for out-of-pocket expenses shall be made promptly, but in any event within five (5) days after receipt by Seller of a statement prepared by Buyer documenting such expenses. The provisions of this Section 2.3 shall survive termination of this Agreement.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

                 3.1 Corporate Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority to carry on its business as now being conducted and to own its properties. Seller has full corporate power and authority to enter into this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Security Agreement (this Agreement, collectively with such other agreements, are hereinafter collectively referred to as the "Agreements") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of the Agreements have been duly authorized by all requisite corporate action (other than the approval of Seller's shareholders). This Agreement has been, and each of the other Agreements will be as of the Closing Date, duly executed and delivered by Seller, and (assuming due execution and delivery by Buyer) this Agreement constitutes, and each of the other Agreements when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

                 3.2 Corporate Organization and Authority of the Companies. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects (a "Material Adverse Effect") of the Companies considered as a whole. Schedule 3.2 sets forth the jurisdictions in which each of the Companies is qualified to do business. Seller has heretofore delivered to Buyer complete and correct copies of the articles or certificates of incorporation, by-laws or similar corporate organizational documents of each of the Companies as currently in effect.

                 3.3 Subsidiaries and Equity Investments. (a) Each of the Companies has no subsidiaries and is not a general partner in any partnership or coventurer in any joint venture or other business enterprise, other than White River. The term "subsidiary" means any corporation of which either of the Companies, directly or indirectly, owns or controls capital stock representing more than fifty percent of the general voting power under ordinary circumstances of such corporation.

                 (b) Except for White River, neither of the Companies owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any business. All of the outstanding membership interests in White River owned by each of the Companies are owned free and clear of all Encumbrances, (as such term is defined in Section 3.4) except for restrictions on transfer under federal and state securities laws and pursuant to agreements with Buyer and its affiliates. Neither of the Companies has granted any outstanding options, warrants or other rights of any kind to acquire any additional membership interests in White River or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional interests, nor are any of the Companies committed to grant any such option, warrant, right or security. Except as set forth in Schedule 3.3, there are no agreements relating to the voting, purchase or sale of capital stock of any joint venture interest held by either of the Companies.

                 3.4 Ownership of Membership Interests and Shares. (a) Membership interests representing fifty percent of all of the membership interests in White River are owned of record and beneficially by the Companies, except for any change in percentage ownership of membership interests in White River as provided for in Section 10.4. All of the outstanding shares of capital stock of each of the Companies are owned of record and beneficially by Seller.

                 (b) Seller has good and valid title to the Shares, free and clear of any and all liens, claims, security interests or options ("Encumbrances"). Seller has full legal right, power and authority to sell, transfer and convey the Shares to Buyer. Upon the delivery of the Shares in the manner contemplated under Section 1.3, Buyer will acquire the beneficial and legal, valid and indefeasible title to such Shares, free and clear of all Encumbrances, except for restrictions on transfer under federal and state securities laws.

                 (c) CRSS Inc. owns 12,096,700 shares constituting 47.5% of the outstanding common stock of the Seller and 120,000 shares constituting 100% of the outstanding preferred stock of the Seller.

                 (d) Except for voting securities issued after the date hereof pursuant to the exercise of options outstanding on the date hereof, Seller currently has, and at the record date with respect to the Shareholder Approval referred to in Section 7.5 will have, 25,477,387 shares of Common Stock issued and outstanding, 100,000 shares of Series A Preferred Stock issued and outstanding, 10,000 shares of Series B Preferred Stock issued and outstanding, and 10,000 shares of Series C Preferred Stock issued and outstanding (not taking into account any conversion by CRSS Inc. of any of the Series A, Series B or Series C Preferred Stock or any of CRSS Inc.'s other convertible instruments), and does not have any, and as of such record date will not have any, other voting securities issued and outstanding, and (2) Seller has not taken any action and will not take any action to impair CRSS Inc.'s rights, including without limitation its voting and conversion rights, with respect to any of the common stock, preferred stock or indebtedness of Seller which CRSS Inc. currently owns or will own as of such record date. Seller will reasonably cooperate with CRSS Inc. in exercising such rights.

                 3.5 Capitalization of the Companies; Ownership. The authorized, issued and outstanding capital stock of each of the Companies is set forth in Schedule 3.5. All of the issued and outstanding shares of capital stock of each of the Companies are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Companies or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor are the Companies committed to issue any such option, warrant, right or security.

                 3.6 No Violation; Creditor Consent. Except as set forth in Schedule 3.6, neither Seller, nor either of the Companies, is subject to or bound by any provision of:

                 (a) to Seller's best knowledge any law, statute, rule, regulation or judicial or administrative decision,

                 (b)  any articles or certificate of incorporation or by-laws,

                 (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction, or

                 (d) to Seller's best knowledge any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent or be violated by or that would result in the creation of any Encumbrance as a result of, or under which there would be a default or right of cancellation, termination, payment or acceleration of payment as a result of, the execution, delivery and performance by Seller of the Agreements and the consummation of the transactions contemplated hereby and thereby. Except as set forth in Schedule
3.6 and for filings required by the applicable federal securities laws, no consent, approval or authorization of or declaration or filing with any individual, corporation, partnership, trust or unincorporated organization or any government or any agency or political subdivision thereof (a "Person") is required for the valid execution, delivery and performance by Seller of the Agreements and the consummation of the transactions contemplated hereby and thereby. Except for CRSS Inc., the consent or approval of no creditor of Seller or any Company is necessary to consummate the transactions contemplated hereby.

                 3.7 Litigation. Except as set forth in Schedule 3.7, there is (i) no outstanding consent, order, judgment, injunction, award or decree of any court, government or regulatory body or arbitration tribunal against or involving either of the Companies or Seller, (ii) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to Seller's best knowledge, threatened against or involving either of the Companies or Seller and (iii) to Seller's best knowledge, no investigation pending or threatened against or relating to either of the Companies, any of their respective officers or directors as such or Seller (collectively, "Proceedings"). None of the foregoing Proceedings, if adversely determined against Seller or either of the Companies, would have a Material Adverse Effect on the Companies either singularly or in the aggregate or on the ability of Seller to consummate the transactions contemplated hereby.

                 3.8 The Assets. Except as set forth in Schedule 3.8, neither the Seller, the Companies, nor any of Seller's affiliates (other than White River) use any asset, other than the Assets, in the Business. Except as set forth in Schedule 3.8, either the Seller or a Company, as the case may be, has good and valid title to all of the Assets, free and clear of all Encumbrances.

                 3.9 Seller Reports; Financial Statements; Liabilities. Except as set forth on Schedule 3.9:

                 (a) Since January 1, 1992, Seller has filed all reports, registrations, proxy or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act or the Exchange Act (collectively, the "Seller Reports"). Included in such Seller Reports are (i) audited consolidated balance sheets of Seller and its subsidiaries at December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows (or changes in financial position prior to the adoption of statement of Financial Accounting Standards Board Number 95 ("FASB 95")) for the years then ended, and the notes thereto and

(ii) the unaudited consolidated balance sheet of Seller and its subsidiaries at September 30, 1994, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the nine-month period then ended and the notes thereto. Seller shall furnish Buyer copies of its filings with the SEC filed after the date hereof and prior to the Closing Date. Seller has heretofore furnished to Buyer balance sheets and statements of income of each of the Companies (each of which is attached as part of Schedule 3.9) as at the dates and for the periods ended as reflected therein (the "Company Financials").

                 (b) All of the financial statements included in the Seller Reports (which are collectively referred to herein as the "Seller Consolidated Financial Statements") and the Company Financials fairly presented, or will fairly present, as the case may be, in all material respects, the consolidated financial position of Seller and its subsidiaries, and the financial position of each of the Companies, as the case may be, at the dates mentioned and the consolidated results of operations, shareholders' equity and, in the case of the Seller Reports, cash flows (or changes in financial position) for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Article 10 of Regulation S-X promulgated by the SEC), and, in the case of the Company Financials, to the absence of footnotes. The unaudited consolidated statements of income for the period ended September 30, 1994 include, and all subsequent statements furnished pursuant hereto, will include, all adjustments necessary for a fair presentation. To the best of Seller's knowledge, as of their respective dates, the Seller Reports referred to herein complied, or will comply, as the case may be, in all material respects with all applicable rules and regulations promulgated by the SEC and did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The foregoing provisions of this paragraph (b) shall be deemed not to be breached with respect to any matter relating solely to Seller and which matter reflects an item which is not adverse to Seller and does not affect the value of the assets being purchased hereunder.

                 (c) There are no liabilities, debts, obligations or claims against the Companies of any nature, absolute or contingent, except (i) as and to the extent reflected or reserved against on the financial statements referred to in Section 3.9; (ii) specifically described and identified as an exception to this paragraph in any of the Schedules delivered to Buyer pursuant to this Agreement; or (iii) incurred since September 30, 1994 in the ordinary course of business consistent with prior practice and Section 3.12 hereof.

                 3.10  Tax Matters.  (a) For purposes of this Agreement,

                      (i) "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items);

                     (ii) "Pre-Closing Periods" shall mean all Tax periods of either of the Companies ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date;

                    (iii) "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes for any Pre-Closing Period required to be filed by any Person and relating to either of the Companies; and

                     (iv) "Code" shall mean the Internal Revenue Code of 1986, as amended, or, if appropriate, any predecessor statute.

                 (b)  Except as set forth in Schedule 3.10,

                      (i) all Returns have been or will be timely filed when due in accordance with all applicable laws;

                     (ii) all Taxes due regarding either of the Companies in respect of the Pre-Closing Tax Periods, whether or not shown to be due on the Returns, including all Taxes for which a notice of assessment or demand for payment has been received by either of the Companies, have been or will be timely paid when due;

                    (iii) the Returns completely, accurately and correctly reflect the facts regarding the income, properties, operations and status of any entity required to be shown thereon;

                     (iv) the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Companies for any Pre-Closing Period as reflected on the books of the Companies are adequate to cover such Taxes;

                     (v) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to either of the Companies for any Pre-Closing Period, and no Person has been requested to enter into any such agreement or consent;

                    (vi) no Return of either of the Companies, or of any affiliated, consolidated, combined or similar groups of which either of the Companies is a member, is being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority;

                   (vii) all Returns with respect to taxable years ending on or prior to December 31, 1990 have been examined and closed, or are Returns with respect to which the applicable statute of limitations, after giving effect to any extensions and waivers, has expired;

                  (viii) all Taxes that each of the Companies is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

                    (ix) the Companies have treated White River as a partnership for United States federal income tax purposes and have not taken any position that is inconsistent with such treatment; and

                     (x) no Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to either of the Companies.

Anything in this Section to the contrary notwithstanding, Seller makes no representations or warranties with respect to the amount of any net operating losses of the Companies.

                 3.11  Employee Matters.  Neither Company has any employees.

                 3.12  Absence of Change or Event.  Except as set forth in
Schedule 3.12, since September 30, 1994, the Companies have conducted their respective businesses only in the ordinary course and have not:

                 (a) when considered as a whole, incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

                 (b) declared or paid any dividend or made any other payment or distribution in respect of their capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of their capital stock; or

                 (c) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return or claim for Tax refund, entered into any closing agreement with respect to Taxes, settled any Tax claim, examination, audit or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

                 3.13  Compliance With Law.  (a)  Except as set forth in
Schedule 3.13(a), the operations and activities of the Companies have complied and are in material compliance in all respects with all applicable federal, state and local laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. The foregoing provisions of this paragraph (a) shall be deemed not to be breached with respect to any matter relating solely to Seller and which matter reflects an item which is not adverse to Seller and does not affect the value of the assets being purchased hereunder.

                 (b) Schedule 3.13(b) sets forth all material federal, state, local and foreign governmental licenses, permits and other authorizations ("Permits") of the Companies.

                 3.14 Disclosure. (a) To Seller's best knowledge, no representations or warranties by Seller in this Agreement, including the Schedules, and no statement contained in any document (including, without limitation, the financial statements, certificates, or other writings furnished or to be furnished by Seller to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                 (b) Seller has furnished or caused to be furnished to Buyer complete and correct copies of all agreements, instruments and documents set forth on a Schedule. Each of the Schedules is complete and correct.

                 3.15 Seller's Best Knowledge. The term "Seller's best knowledge", shall mean the best knowledge of John T. McCormack, President of Seller, after due inquiry.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

                 4.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has full corporate power to carry on its business as currently conducted.

                 4.2 Corporate Authority. Buyer has full corporate power and authority to enter into the Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of the Agreements have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other Agreements will be as of the Closing Date, duly executed and delivered by Buyer, and (assuming due execution and delivery by Seller) this Agreement constitutes, and each of the other Agreements when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

                 4.3 No Violation. Except as set forth in Schedule 4.3, and except for any notice, consent or approval contemplated by Permitted Lien Exceptions, Buyer is not subject to or bound by any provision of:

                          (a) to the best of Buyer's knowledge, any law, statute, rule, regulation or judicial or administrative decision,

                          (b) any articles or certificate of incorporation or by-laws,

                          (c) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction, or

                          (d)     to the best of Buyer's knowledge any
         judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by, or under which there would be a default as a result of, or under which there would be a default or right of cancellation, termination, payment or acceleration of payment as a result of, the execution, delivery and performance by Buyer of the Agreements and the consummation of the transactions contemplated hereby and thereby. Except as set forth in Schedule 4.3, and except for notices, consents or approvals contemplated by Permitted Lien Exceptions, no consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Buyer of the Agreements and the consummation of the transactions contemplated hereby and thereby.

                 4.4 Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to any distribution thereof.


                                   ARTICLE 5

                        CERTAIN COVENANTS AND AGREEMENTS
                              OF SELLER AND BUYER

                 5.1 Conduct of Business Prior to the Closing Date. Seller agrees that, between the date hereof and the Closing Date, except as contemplated by this Agreement or permitted by written consent of Buyer, Seller shall cause each of the Companies to operate its respective business only in the ordinary course consistent with prior practice and not to take any action of the nature referred to in Section 3.12, except as permitted therein.

                 5.2 Tax Covenants: (a) Seller shall cause the Companies to be included in Seller's consolidated federal income Tax Returns for all periods for which they are eligible to be so included, including without limitation the period from January 1, 1995 to the Closing Date, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group Tax Returns that include Seller or any affiliate of Seller for all Pre-Closing Periods for which either of them is required to be so included. Seller shall (A) timely prepare and file all such Returns and timely pay when due all Taxes relating to such Returns and (B) timely prepare and file, or cause to be prepared and filed, all other Returns of the Companies (x) for all taxable periods ending on or prior to the Closing Date or (y) required to be filed prior to the Closing Date, taking into account extensions of the time to file, and timely pay, or cause to be paid, when due all Taxes relating to such Returns. Prior to the filing of any Return described in the preceding sentence that was not filed before the Closing Date (other than Seller's consolidated federal income Tax Return for the 1994 taxable year and any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group Tax Returns for the 1994 taxable year that include Seller), Seller shall provide Buyer with a substantially final draft of such Return

(or, with respect to Returns described in clause (A) above, the portion of such draft Return that relates to either of the Companies) at least fifteen (15) business days prior to the due date for filing such Return, and Buyer shall have the right to review such Return prior to the filing of such Return. Buyer shall notify Seller of any reasonable objections Buyer may have to any items set forth in such draft Returns, and Buyer and Seller agree to consult and resolve in good faith any such objections and to mutually consent to the filing of such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of Seller and the Companies with respect to Returns concerning the income, properties or operations of the Companies (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Buyer prior to the filing thereof.

                 (b) Seller and Buyer shall use their best efforts to agree, on or prior to the Closing Date, to an allocation of the Purchase Price (together with liabilities assumed hereunder and other relevant items) among the Assets, the NMI Shares and the OXA Shares. Provided the parties are able to agree to an allocation, such allocation will comply with the requirements of Code Section 1060 and the Temporary Treasury Regulations thereunder. Seller and Buyer represent, warrant and agree that such allocation will be determined through arm's length negotiations. Seller and Buyer each agrees that, to the extent they are able to agree to such an allocation and to the extent permitted by applicable law, it will adopt and utilize the amounts allocated to each of the Assets (or class of assets), the NMI Shares and the OXA Shares for purposes of all federal, state and other income Tax returns or reports of any nature filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such Tax returns or reports, in any claim for refund, in any litigation or otherwise with respect to such Tax returns or reports.

                 (c) Any Taxes with respect to either of the Companies that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be apportioned between Seller and Buyer, (i) in the case of real and personal property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and, (ii) in the case of other Taxes, as determined from the books and records, including workpapers, of the Companies during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date consistent with the past practices of Seller and the Companies. Buyer shall cause the Companies to file any Returns for any Overlap Period, and Buyer shall pay, or cause to be paid, all state, local or foreign Taxes shown as due on any such Returns.
Prior to the filing of any Return described in the preceding sentence, Buyer shall provide Seller with a draft of such Return at least fifteen

(15) business days prior to the due date for filing such Return, and Seller shall have the right to review such Return prior to the filing of such Return. Seller shall notify Buyer of any reasonable objections Seller may have to any items set forth in such draft Returns, and Buyer and Seller agree to consult and resolve in good faith any such objections and to mutually consent to the filing of such Returns. Seller shall pay Buyer its share of any such Taxes (to the extent Seller is liable therefor in accordance with this Section 5.2(c) and to the extent not already paid by Seller) due pursuant to the filing of any such Returns under the provisions of this Section 5.2(c) within five (5) business days of receipt of notice of such filing by Buyer, which notice shall set forth in reasonable detail the calculations regarding Seller's share of such Taxes.

                 (d) Seller shall have the right to represent the interests of the Companies in any Tax audit or administrative or court proceeding relating to any Returns in respect of any period ending on or prior to the Closing Date (including any proceeding relating to either of the Companies for Pre-Closing Periods) and to employ counsel reasonably acceptable to Buyer at its own expense. Buyer agrees to cooperate fully with Seller and its counsel in the defense against or compromise of any claim in said proceeding. Buyer shall have the right to represent the interests of the Companies in any such audits or proceedings for any Overlap Period; provided that, Buyer shall keep Seller informed on a reasonable basis of the status of such audits or proceedings and review any proposed or final assessment with respect to any Overlap Period with Seller. In the event that (i) Seller compromises or settles any Tax claim, or consents or agrees to any Tax liability, relating to the Companies for any Pre-Closing Period or (ii) Buyer compromises or settles any Tax claim, or consents or agrees to any Tax liability, relating to the Companies for any Overlap Period, the other party shall have the right to review such compromise, settlement, consent or agreement. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written approval of the other party, neither Seller or any affiliate of Seller, on the one hand, nor Buyer or any affiliate of Buyer, on the other hand, shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, relating to the Companies, to the extent that any such compromise, settlement, consent or agreement may materially affect the Tax liability of the other party, any of its affiliates, or either of the Companies, (x) in the case of Seller, acting in respect of a Pre-Closing Period, for any period ending after the Closing Date and (y) in the case of Buyer, acting in respect of an Overlap Period, for any period ending on or before the Closing Date.

                 (e) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any affiliate of Buyer, or either of the Companies of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of either of the Companies for Pre-Closing Periods only, so long as Pre-Closing Periods remain open; provided, however, that failure by Buyer to comply with this Section 5.2(e) shall not affect Buyer's right to indemnification relating to Taxes to the extent that such failure does not prejudice the rights of Seller. Seller shall promptly notify Buyer in writing upon receipt by Seller or any affiliate of Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of either of the Companies for Pre-Closing Periods only.

                 (f) Neither Seller nor any affiliate of Seller shall, without the prior written consent of Buyer, file, or cause to be filed, any amended Tax return or claim for Tax refund, with respect to either of the Companies for any Pre-Closing Period, to the extent that any such filing may affect the Tax liability of Buyer, any of its affiliates or either of the Companies for any period ending after the Closing Date.

                 (g) Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include either of the Companies, including without limitation any arrangement by which either of the Companies makes compensating payments to the other or to any other member of any affiliated, consolidated, combined, unitary or other similar Tax group for the use of certain Tax attributes, shall be terminated as of the day before the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. All liabilities of either of the Companies to Seller or any affiliate of Seller (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date. Any and all powers of attorney relating to Tax matters concerning either of the Companies shall be terminated as to that Company on or prior to the Closing Date and shall have no further force or effect.

                 (h) After the Closing Date, Buyer and Seller shall provide each other, and Buyer shall cause the Companies to provide Seller, with such cooperation and information relating to the Companies as either party reasonably may request in (A) filing any Tax return, amended return or claim for refund, (B) determining any Tax liability or a right to refund of Taxes,
(C) conducting or defending any audit or other proceeding in respect of Taxes or (D) effectuating the terms of this Agreement. The parties shall retain, and Buyer shall cause the Companies to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered and delivered to Seller or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 5.2 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Seller nor Buyer, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.2(i).

                 (i) Seller shall deliver to Buyer, on or before the Closing Date, a certificate, in the form of Exhibit C, to the effect that Seller is not a "foreign person" within the meaning of Code Section 1445. If, on or before the Closing Date, Buyer shall not have received such certificate, Buyer may withhold from the Purchase Price payable at Closing to Seller pursuant hereto such sums as are required to be withheld therefrom under Section 1445 of the Code.

                 (j) Buyer and Seller shall share equally, and shall pay when due, any liability for any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Assets or Shares hereunder, and shall also share equally all expenses related to the filing of all necessary Tax returns and other documentation with respect to all such Taxes.

                 5.3 Expenses and Finder's Fees. Buyer and Seller will bear their own expenses in connection with this Agreement and its performance. Seller, on the one hand, and Buyer, on the other hand, each represents and warrants to the other that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in such a manner as not to give rise to any valid claims against the other party or the Companies for a brokerage commission, finder's fee or other like payment.

                 5.4 Access to Information and Confidentiality. Seller agrees that Buyer may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of the Companies as will permit Buyer to evaluate its interest in the transactions contemplated by this Agreement. Each of Seller and Buyer will hold and will cause its representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Companies furnished to Buyer and all documents and information concerning Buyer furnished to Seller in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by Buyer prior to its disclosure to Buyer by Seller, (b) previously known by Seller prior to its disclosure to Seller by Buyer, (c) in the public domain through no fault of either Seller or Buyer or (d) later lawfully acquired by either Seller or Buyer from other sources that are not under an obligation of confidentiality) and will not release or disclose such information to any other Person, except in connection with this Agreement to its lenders, auditors, attorneys, financial advisors and other consultants and advisors. In the event that any party subject to the requirements of this
Section 5.4 is required pursuant to applicable law or regulation or required by legal process to disclose any of such information protected by this Section, such party will provide the other party with prompt written notice of such request or receipt of such legal process to enable the other party to seek an appropriate protective order and will consult with the other party to enable the other party to take appropriate actions to resist or narrow the scope of such request or process.

                 5. No Solicitation. Except as set forth in the last sentence of this Section 5.5, Seller shall not, and shall direct each of the Companies and its affiliates (other than CRSS Inc.), officers, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any Person concerning any merger, sales of substantial assets, sales of shares of capital stock or similar transactions involving the Companies or enter into any agreement with respect thereto. Seller will promptly communicate to Buyer the terms of any proposal which it may receive in respect of all such transactions prohibited by the foregoing. Seller shall be relieved of its obligations under this Section 5.5 to the extent that it is advised in a written opinion of Utah counsel expert in the area that it would be inconsistent with its fiduciary obligations to the shareholders of Seller under Utah law to comply with this Section 5.5.

                 5.6 Press Releases. Except as required by law or stock exchange regulation, any public announcements regarding the transactions contemplated hereby shall be made only with the mutual consent of Seller and Buyer. If any public announcement is required by law or applicable stock exchange regulation, the parties hereto shall consult with each other regarding, and coordinate, such announcements to the extent consistent with such legal obligations.

                 5.7 Shareholder Approvals and Best Efforts; Reimbursement of Expenses. As soon as is reasonably practicable after the execution of this Agreement, Seller shall prepare and file with the SEC an information or proxy statement with respect to the transactions contemplated hereby and which complies with all applicable laws. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions. Seller shall call a shareholders' meeting (or cause such meeting to be called) in accordance with applicable laws to be held as soon as practicable after the execution of this Agreement for the purpose of voting upon this Agreement and the transactions contemplated hereby. In connection with said shareholders' meeting, Seller shall prepare and file said information or proxy statement with the SEC and Seller shall mail it to its shareholders. The Board of Directors of Seller has approved this Agreement and the transactions contemplated hereby and has recommended to Seller's shareholders that they approve this Agreement and the transactions contemplated hereby, subject only to the exercise of its Fiduciary Out (as defined below). Seller shall use its best efforts to obtain all shareholder approvals and creditor approvals necessary to consummate the transactions contemplated hereby, except in each case to the extent that the Board of Directors of Seller shall be advised in a written opinion of Utah counsel expert in the area that it would be inconsistent with its fiduciary obligations to the shareholders of Seller under Utah law to so use such best efforts (the "Fiduciary Out").


                 5.8 CRSS Release. Schedule 5.8 sets forth certain obligations of CRSS Inc. with respect to guarantees of performance bonds, letters of credit and other obligations of White River of a similar nature. Buyer shall use its best efforts and cooperate with Seller and CRRS Inc. in trying to substitute Buyer for CRSS Inc. as the obligor of such obligations, it being understood and agreed that Buyer shall be under no obligation to pay any consideration to the obligees of such obligations to obtain such substitutions. To the extent CRSS Inc. is not released from such obligations, Buyer hereby agrees to indemnify and hold harmless CRSS Inc. from such obligations under, but not subject to the limitations of, Article 8 hereof and to provide to Seller a letter of credit as security for said obligations from a bank having total assets of not less than $100 milliion.


                                   ARTICLE 6

                         CONDITIONS PRECEDENT OF BUYER

                 Buyer need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled:

                 6.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Seller contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects and (b) Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date, and Buyer shall have been furnished with a certificate of an appropriate officer of Seller, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 6.1.

                 6.2 Opinion of Counsel. Buyer shall have been furnished with an opinion dated the Closing Date of Messrs. Van Cott, Bagley, Cornwall & McCarthy, counsel for Seller, substantially in the form attached hereto as
Schedule 6.2.

                 6.3 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Buyer, Seller, the Companies or any of their respective affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

                 6.4 Consents. All consents of third parties, including, without limitation, governmental authorities and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Buyer, Seller or any Company necessary on the part of Buyer, Seller or any Company, to the execution and delivery of the Agreements and the consummation of the transactions contemplated hereby and thereby and to permit the continued operation of the Business in substantially the same manner after the Closing Date as theretofore conducted, other than routine post-closing notifications or filings, shall have been obtained or effected.




                                   ARTICLE 7

                         CONDITIONS PRECEDENT OF SELLER

                 Seller need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled:

                 7.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to Seller pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects and (b) Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have been furnished a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 7.1.

                 7.2 Opinion of Buyer's Counsel. Seller shall have been furnished with an opinion dated the Closing Date of Messrs. Winthrop, Stimson, Putnam & Roberts, special counsel for Buyer, substantially in the form attached hereto as Schedule 7.2.

                 7.3 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Buyer, Seller, the Companies or any of their respective affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

                 7.4 Consents. All consents of third parties including, without limitation, governmental authorities, and non-governmental self-regulatory agencies, and all filings with and notifications of governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Seller, necessary on the part of Seller, to the execution and delivery of the Agreements and the consummation of the transactions contemplated hereby and thereby, other than routine post-closing notifications or filings, shall have been obtained or effected.

                 7.5 Shareholder Approval. Seller's shareholders shall have approved this Agreement and the transactions contemplated hereby.

                 7.6 Fairness Opinion. A fairness opinion from an investment banker or valuation firm selected by Seller and addressed to the Board of Directors of Seller to the effect that the sale of the Shares and the Assets is fair to Seller from a financial point of view (the "Fairness Opinion") shall not have been withdrawn prior to Closing.

                 7.7 Security Documents. Buyer shall have executed and delivered the Security Documents.



                                   ARTICLE 8

                                INDEMNIFICATION

                 8.1 Indemnification by Seller. Seller hereby agrees to defend, indemnify and hold harmless Buyer and each of the Companies and their respective successors, assigns and affiliates (collectively, the "Buyer Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), (collectively, "Buyer Losses"), caused by, resulting from or arising out of:

                 (a) (i) breaches of representation or warranty hereunder on the part of Seller; (ii) failures by Seller to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder; and (iii) any liabilities or obligations of Seller or either of the Companies that arose prior to Closing (provided the Closing shall have occurred), whether absolute or contingent, known or unknown, other than the Assumed Liabilities;

                 (b) provided the Closing shall have occurred, any and all (i) Taxes imposed on Seller or any affiliate of Seller (including, without limitation, the Companies) for, or relating to, all Pre-Closing Periods, including, but not limited to, (A) any liability of either of the Companies under any Tax sharing agreement, whether or not written, and (B) any Tax liability resulting from the termination, as of the Closing Date, of either Company as a member of any consolidated, affiliated, combined, unitary or other similar Tax group and (ii) liabilities of Seller or any affiliate of Seller (including, without limitation, the Companies) for Taxes imposed under Treasury Regulation
         Section 1.1502-6 or any analogous state, local or foreign tax provision, as a result of being a member of a consolidated, affiliated, combined, unitary or other similar group for any taxable period commencing before the Closing Date; and

                 (c) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding ("Proceeding") shall be asserted in respect of which a Buyer Indemnitee proposes to demand indemnification ("Buyer Indemnified Claims"), Buyer or such other Buyer Indemnitee shall notify Seller thereof, provided further, however, that the failure to so notify Seller shall not reduce or affect Seller's obligations with respect thereto except to the extent that Seller is prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Seller shall have the right promptly upon receipt of such notice and after acknowledging liability to Buyer therefor to assume the control of the defense, compromise or settlement of any such Buyer Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Buyer), including, at its own expense, employment of counsel reasonably satisfactory to Buyer; provided, however, that if Seller shall have exercised its right to assume such control, Buyer may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by

Seller) in any such matter, and in such event counsel selected by Seller shall be required to reasonably cooperate with such counsel of Buyer in such defense, compromise or settlement.

                 Seller may, without Buyer's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by Seller and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Buyer Indemnitees from all liability in respect of such Proceeding. As a condition to asserting any rights under this Article, each of the Buyer's Indemnitees must appoint Buyer as its sole agent for all matters relating to any claim under this Article.


                 Buyer acknowledges that it has been responsible for the management of White River, and therefore in no event shall Seller or any of its affiliates be liable or otherwise responsible for, and in no event shall Buyer be entitled to terminate this Agreement based on (i) any losses, deficiencies, liabilities, acts or omissions of Buyer or any of its affiliates relating to White River or (ii) any breach of representation, warranty or covenant of Seller herein resulting therefrom.

                 8.2 Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Seller and its successors, assigns and affiliates (collectively, "Seller Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Seller Losses"), resulting from or arising out of:

                 (a) (i) breaches of representation and warranty hereunder on the part of Buyer; (ii) failures by Buyer to perform or otherwise fulfill any undertaking or agreement or obligation hereunder; (iii) the Assumed Liabilities (provided the Closing shall have occurred); and (iv) all other post-Closing liabilities of the Companies or White River (provided the Closing shall have occurred) including, without limitation, with respect to environmental matters arising after the Closing as to which Seller is liable or claimed to be liable as a secured party of White River; and

                 (b) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

provided, however, that if any Proceeding shall be asserted in respect of which a Seller Indemnitee proposes to demand indemnification ("Seller Indemnified Claims"), Seller or such other Seller Indemnitee shall notify Buyer thereof, provided further, however, that the failure to so notify Buyer shall not reduce or affect Buyer's obligations with respect thereto except to the extent that Buyer is materially prejudiced thereby. Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right promptly upon receipt of such notice and after acknowledging liability to Seller therefor to assume the control of the defense, compromise or settlement of any such Seller Indemnified Claims (provided that any compromise or settlement must be reasonably approved by Seller) including, at its own expense, employment of counsel reasonably satisfactory to Seller; provided, however, that if Buyer shall have exercised its right to assume such control, Seller may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to reasonably cooperate with such counsel of Seller in such defense, compromise or settlement.

                 Buyer may, without Seller's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by Buyer and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Seller Indemnitees from all liability in respect of such Proceeding. As a condition to asserting any rights under this Article, each of the Seller's Indemnitees must appoint Seller as its sole agent for all matters relating to any claim under this Article.

                 8.3 Characterization of Indemnity Payments. Any indemnification payment made pursuant to this Agreement shall be treated by the parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by law.

                 8.4 Remedies Exclusive. The remedies provided herein shall be exclusive and shall preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto; provided that this Section shall not preclude either party from asserting that it was fraudulently induced by the other party to enter into this Agreement.

                 8.5 Limitations. (a) In calculating the amount of any Buyer Losses or Seller Losses for which Seller or Buyer, respectively, is liable under this Article, there shall be taken into consideration the amount of any insurance recoveries the Buyer's Indemnitees or the Seller's Indemnitees, respectively, in fact receive as a direct consequence of the circumstances to which the Buyer Losses or the Seller Losses, respectively, related, or from which the Buyer Losses or Seller Losses, respectively, resulted or arose (net of any additional costs (including, without limitation, retrospective or future premiums, self-retention amounts, deductibles, legal and administrative costs, costs of investigation and attorneys' fees (whether or not incurred by any Buyer Indemnitee in connection with any action, suit, proceeding or claim against the Company or Seller hereunder or by a Seller Indemnitee against the Buyer hereunder), overhead and costs of compliance under any insurance policy) of any nature incurred by reason of such recovery).

                 (b) Neither CRSS nor any of its affiliates other than Seller shall be liable, directly or indirectly, to Buyer or any Buyer Indemnitee with respect to any Buyer Losses, either pursuant to this Article 8 or otherwise, except to the extent set forth in the letter from CRSS to Buyer dated the date hereof, substantially in the form of Exhibit A-2 hereof, and except to the extent provided in Section 10.12.

                 (c) Except for Buyer Losses with respect to claims for breach of Sections 3.4(a)-(b), 3.5 or 3.9(c) hereof, no claim or claims shall be asserted by a Seller Indemnitee or a Buyer Indemnitee pursuant to the provisions of this Section 8.1(a)(i) or Section 8.2(a)(i), unless and until the aggregate amount of such damages for all Seller Indemnitees or Buyer Indemnitees, as the case may be, exceeds $250,000 in the aggregate, in which case the Seller Indemnitee or the Buyer Indemnitee, as the case may be, may recover the full amount of such damages. No claim for Buyer Losses shall be asserted by a Buyer Indemnitee by reason of a breach of Section 3.9(c) hereof unless and until the aggregate amount of such Buyer Losses paid to Buyer Indemnitees exceeds $100,000 in the aggregate, in which case the Buyer Indemnitee may recover the full amount of such Buyer Losses. No claim for Buyer Losses shall be asserted by a Buyer Indemnitee with respect to any attorneys fees incurred by reason of a claim under Sections 3.4(a)-(b) or 3.5 hereof, if the underlying claim giving rise to such claim for Buyer Losses shall not prevail, unless and until the aggregate amount of such Buyer Losses paid to Buyer Indemnitees exceeds $100,000 in the aggregate, in which case the Buyer Indemnitee may recover the full amount of such Buyer Losses (it being understood and agreed that no threshold shall apply with respect to claims for Buyer Losses by reason of a breach of Sections 3.4(a)-(b) and Section 3.5 (other than Buyer Losses comprising attorneys fees incurred in connection with unsuccessful claims under said Sections)). Seller's liability hereunder for claims under Section 8.1(a)(i) shall not exceed $10 million in the aggregate. Buyer's liability hereunder for claims under Section 8.2(a)(i) shall not exceed $10 million in the aggregate.

                 (d) Except with respect to damages recoverable by a Buyer Indemnitee for an intentional breach of a representation, warranty, covenant or other obligation hereunder (an "Intentional Breach"), the aggregate amount of Buyer Losses recoverable by all Buyer Indemnitees for any breach of a representation, warranty, covenant or other obligation hereunder shall be limited to $250,000 in the aggregate if the Closing shall not have occurred. Anything in this Agreement to the contrary notwithstanding, no Buyer Indemnitee shall assert as Buyer Losses the amount of any benefit that would have accrued to such Buyer Indemnitee had the Closing occurred and the release of litigation contemplated by Section 10.3 hereof become effective.


                                   ARTICLE 9

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

                 9.1 Representations, Warranties and Covenants. The covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained herein shall survive the Closing Date for a period of two (2) years, except that any representation or warranty of Seller contained in Sections 3.1 (Corporate Organization and Authority of Seller) through and including 3.6 (No Violation), 3.10 (Tax Matters) and 3.13 (Compliance with Law) shall survive until expiration of the applicable statute of limitations. Buyer's claim for indemnification under
Section 8.1(a)(i) for a breach of any representation or warranty shall be made on or prior to the date, if any, on which the survival period for such representation or warranty expires, it being understood that claims made on or prior to such expiration date shall survive such expiration date.


                                   ARTICLE 10

                                 MISCELLANEOUS

                 10.1 Cooperation. Each of the parties hereto shall use its reasonable efforts to take or cause to be taken all actions, to cooperate with the other party hereto, with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                 10.2 Waiver. Any failure of Seller to comply with any of its obligations or agreements herein contained may be waived only in writing by Buyer. Any failure of Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by Seller.

                 10.3 Mutual Release. Buyer and Seller hereby release the other and each of their respective affiliates (and each of their respective officers and directors), effective as of the Closing Date and conditional upon the occurrence of the Closing, from all liability to the other as of the Closing Date, including, without limitation, with respect to the ongoing litigation and arbitration proceedings. In furtherance thereof, each shall deliver at Closing a release in the form of Exhibit 10.3 attached hereto. No party to such litigation shall pursue such litigation until the Closing or until this Agreement shall have been terminated. Seller shall and shall cause each of the

Companies to file on the Closing Date a Notice of Dismissal with Prejudice or similar document in proceedings pending in the District Court of Harris County, Texas, 125th Judicial District, captioned, NaTec Resources, Inc. and NaTec Minerals, Inc. v. D. George Harris & Associates, Inc., Harris Chemical Group, Inc. and North American Chemical Company, having Cause No. 94-025523. Buyer shall cause to be filed on the Closing Date a Notice of Withdrawal of Demand for Arbitration and Statement of Claim in arbitration proceedings now pending under the administration of the American Arbitration Association, New York office, captioned, In the Matter of the Arbitration between North American Carbonate Company and North American Bicarbonate Company, and NaTec Minerals, Inc., and Oldexaer, Inc., having caption number 13-181-00582-94. Effective as of the Closing, the parties hereto shall take all steps necessary to terminate the mediation proceedings between the Members of White River now pending under the auspices of the Center for Public Resources.

                 10.4 Capital Expenditure Program. Buyer and Seller hereby agree to and approve the commencement of a capital expenditure program at White River described in detail on Schedule 10.4 hereof, which expenditure program shall commence immediately, and shall cause the management committee of White River to approve said program and make a capital call therefor to the extent White River does not have adequate funds to make such capital expenditures. Such capital calls shall be made effective (the "Call Date") as of the date that Seller mails a proxy or an information statement in respect of the transactions contemplated hereby to its shareholders. These funds shall be contributed by the owners of the membership interests in White River in accordance with the Limited Liability Company Operating Agreement Among Buyer, North American Bicarbonate Company and the Companies dated November 19, 1992 (the "Operating Agreement") on the 90th day following the Call Date. To the extent that any party shall not honor such capital call by such 90th day, the other party may, in its sole discretion, either (i) by paying all or a portion of such unpaid amount, purchase all or a portion of the defaulting member's Membership Interest (as defined in the Operating Agreement) (the amount of the Membership Interest thus purchased will equal the portion of the unpaid amount paid by the non-defaulting member divided by the net book value of White River) or (ii) by contributing all or a portion of such unpaid amount and increase its Membership Interest accordingly (the amount of the increase in Membership Interest thus obtained will equal the portion of the unpaid amount contributed by the non-defaulting member divided by the net book value of White River and the Membership Interests of the members as provided in Section 3.03 of the Operating Agreement will thereupon by deemed restated accordingly). The provisions of this Section 10.4 shall remain in full force and effect regardless of whether or not the Closing shall have occurred. If Seller shall have honored any such capital call, Buyer and/or White River shall return the amount thereof to Seller at the Closing if the Closing shall occur. Nothing in this Section 10.4 shall prejudice or impair in





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
any way the claims or rights of either Buyer or Seller with respect to the proceedings described in Section 10.3 above or the subject matters of those proceedings.

                 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

                      (i)         If to Seller, to:

                                  Natec Resources, Inc.
                                  1177 West Loop South
                                  P.O. Box 56571
                                  Houston, Texas 77256-6571

                                  Telecopier:  (713) 552-2538
                                  Telephone:   (713) 552-2344

                                  Attention:  John T. McCormack

                                  with a copy to:

                                  Van Cott, Bagley, Cornwall & McCarthy
                                  50 South Main Street, Suite 1600
                                  P.O. Box 45340
                                  Salt Lake City, Utah 84145

                                  Telecopier:  (801) 534-0058
                                  Telephone:   (801) 532-3333

                                  Attention:  Brent Christensen, Esq.

                     (ii)         If to Buyer, to

                                  North American Chemical Company
                                  c/o Harris Chemical Group, Inc.
                                  399 Park Avenue, 32nd Floor
                                  New York, New York 10022
                                  Telecopier:  (212) 207-6450

                                  Attention:  Donald G. Kilpatrick, Esq.

                                  (with a copy to)

                                  Winthrop, Stimson, Putnam & Roberts
                                  One Battery Park Plaza
                                  New York, New York   10004
                                  Telecopier:  (212) 858-1500
                                  Telephone:   (212) 858-1000

                                  Attention:  Kenneth E. Adelsberg, Esq.





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
Such names and addresses may be changed by written notice to each person listed above.

                 10.6 Governing Law and Consent to Jurisdiction; Dispute Resolution. (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of New York.

                 (b) Subject to the next succeeding sentence, any judicial proceeding brought against any party to this Agreement with respect to any claim related to this Agreement, shall be brought in any court of competent jurisdiction in the City of New York, and, by the execution and delivery of this Agreement, each party to this Agreement accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any claim related to this Agreement and irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient
forum.   Each party to this Agreement hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the notice provisions of this Agreement, and service so made shall be deemed completed on the third business day after such service is deposited in the mail.

                 (c) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.

                 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 10.8 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 10.9 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                 10.10 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

                 10.11 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto





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
and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 8.1 and 8.2, the other Buyer Indemnitees and Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 10.12 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party except as follows: Buyer (i) may grant a security interest in its rights under this Agreement to its lender(s) as security for Buyer's obligations to such lender(s) (and such lender(s) may exercise its rights and remedies with respect to such security interest) and (ii) may assign its rights under the Agreement to any affiliate of Buyer; provided in each case that Buyer remain primarily liable hereunder. Seller may assign all of its rights and obligations hereunder to CRSS Inc. in which case Seller shall remain liable and CRSS Inc. shall become liable for all of Seller's obligations hereunder.

                 10.13 Disclosure Letter. All references in this Agreement to Schedules to this Agreement shall be deemed to mean Schedules to a disclosure letter delivered by Seller to Buyer on the date hereof or to a disclosure letter delivered by Buyer to Seller on the date hereof, as the case may be.

                 10.14 Certain References. The use of the terms "herein", "hereof" or similar words contained in this Agreement shall refer to this Agreement in its entirety unless there shall be a specific reference to the contrary.

                 10.15 Supply of Sodium Bicarbonate. Seller hereby agrees to use its best efforts to cause White River to be granted a right of first refusal to supply sodium bicarbonate to any user (including, without limitation, Seller) or licensee of technology or patents constituting Excluded Assets and to permit White River to have the Seller's benefits of, and the right to exercise on behalf of Seller, the right of first refusal set forth in paragraph 10 of the Amending and Assignment Agreement made as of the 1st day of April, 1994 between Seller, Paragon Environmental Systems and Airborne Pollution Abatement Technologies, Inc.





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
                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                  NORTH AMERICAN CHEMICAL COMPANY



                                  By  /s/ John T. McCormack
                                    -------------------------------
                                    Name:  John T. McCormack
                                    Title: President


                                  NATEC RESOURCES, INC.



                                  By  /s/ D. G. Kilpatrick
                                    -------------------------------
                                    Name:  D. G. Kilpatrick
                                    Title: Vice President





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